Exhibit 99.1
FOR IMMEDIATE RELEASE
Michael Weisbarth
Chief Financial Officer and Treasurer
LESCO, Inc.
(216) 706-9250
LESCO ANNOUNCES FIRST QUARTER 2006 RESULTS
CLEVELAND, Ohio — April 28, 2006 — LESCO, Inc. (NASDAQ: LSCO), a leading provider of products for the professional green and pest control industries, today announced first quarter results for the period ending March 31, 2006.
First Quarter 2006 Results
Net sales for the three months ending March 31, 2006 increased 1.7% to $99.8 million from $98.1 million in the comparable period a year ago. Gross profit on sales increased to 24.0% of net sales, or $23.9 million, compared to 23.8% of net sales, or $23.4 million, in the first quarter of 2005. Gross profit reflects the incremental cost of outsourcing the Company’s manufacturing, warehouse and distribution functions to Turf Care Supply Corp. (TCS). Due to the seasonal nature of the green industry, LESCO historically has recognized a loss in its first quarter. The Company reported a 2006 GAAP-basis loss of $10.6 million, or $1.18 per diluted share, versus a loss of $10.7 million, or $1.21 per diluted share in 2005.
The Company’s GAAP results do not reflect any tax benefit related to the Company’s first quarter 2006 and first quarter 2005 loss before income tax because of the required accounting treatment for LESCO’s deferred tax assets. Assuming a 39% tax rate to realize the deferred tax benefit, which LESCO typically utilizes to evaluate year-over-year performance, the Company would have reported an adjusted loss of $0.72 per diluted share in the first quarter 2006, and an adjusted loss of $0.74 per diluted share in the first quarter 2005. Management believes these adjusted results are useful to investors to assess the Company’s results from ongoing operations. A reconciliation of our adjusted results to the most directly comparable GAAP measure is set forth in the attached Consolidated Statements of Operations GAAP to non-GAAP reconciliation.
Stores Segment Operating Results
The Stores Segment includes the operating results of the Company’s Service Centers, Stores-on-Wheels® vehicles and field management costs. Stores Segment net sales for the three months ended March 31, 2006 increased 10.7% to $84.2 million from $76.1 million during the same period a year ago. Service Center net sales increased 10.7% and Stores-on-Wheels net sales increased 27.1%. Comparable Service Center sales (opened prior to 2005) increased 5.4%. Ice melt sales were lower than prior year due to an unseasonably warm winter; however, this decline was offset by strength in fertilizer and seed sales driven by favorable early spring conditions. Gross profit as a percentage of net sales was 24.5% compared to 26.2% in the same period in 2005, predominantly due to the incremental cost of outsourcing the Company’s manufacturing and distribution functions to TCS.

Jeffrey Rutherford, President and Chief Executive Officer, stated, “The first quarter, our lowest sales volume quarter of the year, benefited from relatively mild winter weather conditions as spring product sales came earlier, offsetting the $2.5 million in lost ice melt sales and lower-than anticipated equipment sales. Our challenge in the second quarter is to achieve the same level of sales growth while recognizing that some sales have accelerated into the first quarter.”
Stores Segment selling expense increased $2.8 million on a quarter-over-quarter basis to $21.1 million, or 25.1% of net sales, from $18.3 million, or 24.1% of net sales, in 2005. The increase in selling expense is primarily attributable to the 35 net new Service Centers and 16 new Stores-on-Wheels opened since the first quarter of 2005, along with the expansion of the field management organization to support store growth. Merchant discounts were $1.7 million, or 2.0% of net sales, during the quarter versus $1.0 million, or 1.4% of net sales, in the same period in 2005. This increase is primarily due to an increase in discount rates on a year-over-year basis.
Stores Segment loss before interest and taxes was $2.2 million in first quarter 2006 versus earnings before interest and taxes of $0.6 million for the same period last year.
Direct Segment Operating Results
The Direct Segment includes the operating results of all non-store transactions. Direct Segment net sales were $15.6 million for the three months ended March 31, 2006, versus $22.0 million during the comparable period a year ago. The decline is primarily attributable to the Company’s decision in the first half of 2005 to restructure and redeploy its direct sales representatives. Gross profit as a percentage of sales increased 600 basis points to 21.4% from 15.4% as a result of our continued focus on the profitability of direct sales, rather than the sales volume.
Direct Segment selling expense decreased $2.1 million on a quarter-over-quarter basis to $1.4 million, or 9.1% of net sales, from $3.5 million, or 16.0% of net sales, in 2005. This decrease is due to the significant reduction of direct sales representatives. Merchant discounts decreased $0.2 million year-over-year to $0.5 million, but increased 10 basis points to 3.1% of net sales.
Earnings before interest and taxes were $1.4 million in the current year versus a loss before interest and taxes of $0.8 million in the prior year.
Corporate
The two operating segments are supplemented by Corporate costs incurred for support functions, including Corporate selling expenses, promotional merchant discounts, general and administrative expenses, and new store pre-opening costs. Total Corporate expense for the first quarter of 2006 was $9.7 million, compared to $10.2 million for the first quarter of 2005.
Corporate selling expense, composed of customer service, bids processing, product registration, and merchandising and marketing expenses, declined $0.7 million to $2.7 million in the first quarter of 2006 as compared to the same period in 2005. Corporate merchant discounts, which are incurred for the extension of customer payment terms, increased to $0.5 million from $0.3 million for the same period last year as the Company guaranteed some promotional, early order commitments in the fourth quarter of 2005 that were honored in the first quarter of 2006. General and administrative expense was flat at $6.4 million in the first quarter of 2005. Pre-opening expense in the first quarter of 2006 was $0.3 million compared to $0.2 million for the same period last year.

New Service Centers and Stores-on-Wheels
During the first quarter of 2006, the Company opened six new Service Centers and closed one. On March 31, 2006, there were 310 Service Centers in operation, versus 275 on March 31, 2005. The 85 Service Centers that were opened from 2003 through the end of the first quarter of 2006 generated net sales of $11.6 million for the quarter and a pre-tax loss of $1.8 million.
LESCO added three new Stores-on-Wheels during the first quarter of 2006. On March 31, 2006, there were 114 Stores-on-Wheels in operation, versus 98 on March 31, 2005.
Share Repurchase Program
In October 2005, the Company’s board of directors approved the repurchase of up to 1.5 million common shares. During the first quarter of 2006, the Company repurchased 17,160 common shares at a total cost of $0.3 million. This is in addition to the approximately 336,000 stock options that were repurchased in 2005.
Balance Sheet
As of March 31, 2006, LESCO’s cash and cash equivalent balance was $8.4 million versus $9.2 million at the same time last year. The Company had $5.2 million total debt at March 31, 2006, compared to $24.8 million as of March 31, 2005.
Conference Call
The Company will host a conference call and audio webcast with investors, analysts and other interested parties today at 8:30 a.m. (Eastern). Hosting the call will be Jeffrey Rutherford, President and Chief Executive Officer, and Michael Weisbarth, Chief Financial Officer and Treasurer. The live call can be accessed by dialing 1-866-277-1182, passcode 49434020. Participants should register at least 15 minutes prior to the commencement of the call. The conference call will also include a question and answer session.
Additionally, a live audio webcast will be available to interested parties at www.lesco.com. Participants should allow at least 15 minutes prior to the commencement of the call to register, download and install necessary audio software. Questions can be submitted either in advance or during the webcast via email to ir@lesco.com or through the Company’s corporate web site where a link will be provided on the “Home” page.
LESCO’s culture demands the highest of ethical standards and accountability manifested in full and fair financial disclosure to our shareholders. LESCO management encourages the participation of our shareholders and other interested parties in our conference calls and live webcasts. For those who cannot participate in the conference call or the live webcast, a replay will be available beginning approximately one hour after the conclusion of the event on LESCO’s web site.
About LESCO, Inc.
LESCO currently serves more than 130,000 customers worldwide, through 310 LESCO Service Center® locations, 114 LESCO Stores-on-Wheels vehicles, the Internet, and other direct sales efforts. Additional information about LESCO can be found on the Internet at www.lesco.com.

Statements in this news release relating to sales and earnings expectations, new Service Center openings and profitability, and other statements that are not historical information are forward-looking statements and, as such, reflect only the Company’s best assessment at this time. Investors are cautioned that forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from such statements and investors should not place undue reliance on such statements. Factors that may cause actual results to differ materially from those projected or implied in the forward-looking statements include, but are not limited to, the final resolution of certain contingencies relative to the collection of identified accounts receivable; the Company’s ability to add new Service Centers in accordance with its plans, which can be affected by local zoning and other governmental regulations and its ability to find favorable store locations, to negotiate favorable leases, to hire qualified individuals to operate the Service Centers, and to integrate new Service Centers into the Company’s systems; the Company’s ability to transition quickly and effectively from a golf sales representative model to a Stores-on-Wheels model; competitive factors in the Company’s business, including pricing pressures; lack of availability or instability in the cost of raw materials which affects the costs of certain products; the successful and uninterrupted performance of supply chain services by Turf Care Supply Corp; the Company’s ability to impose price increases on customers without a significant loss in revenues; potential rate increases by third-party carriers which affect the cost of delivery of products; changes in existing law; the Company’s ability to effectively market and distribute new products; the success of the Company’s operating plans; any litigation or regulatory proceedings against the Company; regional weather conditions; and the condition of the industry and the economy. For a further discussion of risk factors, investors should refer to the Company’s Securities and Exchange Commission reports, including but not limited to its Form 10-K for the year ended December 31, 2005.

LESCO, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
(Dollars in thousands, except per share data)	2006	2005
Net sales	$99,837	$98,054
Cost of product (including distribution costs)	(75,906)	(74,702)

Gross profit on sales	23,931	23,352

Selling expense	(25,212)	(25,156)
General & administrative expense	(6,399)	(6,382)
Merchant discounts and provision for doubtful accounts	(2,607)	(2,050)
Pre-opening expense	(288)	(197)
Other expense	—	(102)
Other income	135	179

Loss before interest and taxes	(10,440)	(10,356)
Interest expense, net	(175)	(317)

Loss before taxes	(10,615)	(10,673)
Income tax (provision) benefit:
Current	—	—
Deferred	4,261	3,540
Change in valuation allowance	(4,261)	(3,540)

	—	—

Net loss	$(10,615)	$(10,673)

Loss per common share:
Diluted	$(1.18)	$(1.21)

Basic	$(1.18)	$(1.21)

Average number of common shares and common share equivalents outstanding:
Diluted	9,007,235	8,818,121

Basic	9,007,235	8,818,121

LESCO, INC.
CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)	March 31, 2006	March 31, 2005	December 31, 2005
CURRENT ASSETS:
Cash and cash equivalents	$8,413	$9,150	$21,030
Accounts receivable, net	20,204	9,653	16,310
Inventories	99,139	130,146	80,346
Other	2,112	3,087	2,667

TOTAL CURRENT ASSETS	129,868	152,036	120,353
Property, plant and equipment, net	9,253	25,506	9,624
Other	910	1,196	904

	$140,031	$178,738	$130,881

CURRENT LIABILITIES:
Accounts payable	$78,698	$76,059	$61,381
Accrued liabilities	19,720	19,539	24,576
Revolving credit facility	5,187	24,751	—

TOTAL CURRENT LIABILITIES	103,605	120,349	85,957
Deferred — other	2,213	1,741	2,166

TOTAL LIABILITIES	105,818	122,090	88,123
SHAREHOLDERS’ EQUITY:
Common shares—without par value—
19,500,000 shares authorized; 9,171,084 shares issued and 9,153,924 outstanding at March 31, 2006; 8,872,914 shares issued and outstanding at March 31, 2005 and 8,949,921 shares issued and outstanding at December 31, 2005	916	887	894
Paid-in capital	39,906	37,235	38,051
Treasury shares; 17,160 at March 31, 2006; none in 2005	(255)	—	—
Retained earnings	(5,660)	20,964	4,955
Unearned compensation	(694)	(2,438)	(1,142)

TOTAL SHAREHOLDERS’ EQUITY	34,213	56,648	42,758

	$140,031	$178,738	$130,881

LESCO, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Three Months Ended March 31,
(Dollars in thousands)	2006	2005
OPERATING ACTIVITIES:
Net loss	$(10,615)	$(10,673)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	883	1,652
(Increase) decrease in accounts receivable	(3,392)	7,278
Loss on sale/disposal of property, plant and equipment	55	66
Increase in inventories	(18,793)	(29,564)
Increase in accounts payable	17,198	19,526
Stock compensation (forfeiture)	(14)	192
Decrease in other items	(4,249)	(4,479)

NET CASH USED IN OPERATING ACTIVITIES	(18,927)	(16,002)

INVESTING ACTIVITIES:
Proceeds on the sale of property, plant and equipment	1	1
Purchase of property, plant and equipment
Stores	(329)	(860)
Other	(250)	(306)

NET CASH USED IN INVESTING ACTIVITIES	(578)	(1,165)

FINANCING ACTIVITIES:
Increase in overdraft balances	119	162
Proceeds from borrowings, net	5,187	17,448
Purchase of treasury shares	(255)	—
Exercised stock options	1,837	606

NET CASH PROVIDED BY FINANCING ACTIVITIES	6,888	18,216

Net change in cash and cash equivalents	(12,617)	1,049

Cash and cash equivalents — Beginning of the period	21,030	8,101

CASH AND CASH EQUIVALENTS — END OF THE PERIOD	$8,413	$9,150

Supplemental disclosure of cash flow information:
Interest paid, including letters of credit and unused facility fees	$(126)	$(299)

Income taxes (paid) refunded	$(34)	$(32)

LESCO, INC.
SEGMENT INCOME STATEMENT

	Three Months Ended March 31,
	Stores		Direct Sales		Corporate		Total
(Dollars in thousands)	2006	2005	2006	2005	2006	2005	2006	2005
Net sales	$84,196	$76,060	$15,641	$21,994	$—	$—	$99,837	$98,054
Cost of Product (including distribution costs)	(63,609)	(56,100)	(12,297)	(18,602)	—	—	(75,906)	(74,702)

Gross profit on sales	20,587	19,960	3,344	3,392	—	—	23,931	23,352
% to Net Sales	24.5%	26.2%	21.4%	15.4%			24.0%	23.8%

Selling expense	(21,133)	(18,305)	(1,426)	(3,517)	(2,653)	(3,334)	(25,212)	(25,156)
% to Net Sales	(25.1)%	(24.1)%	(9.1)%	(16.0)%			(25.3)%	(25.7)%

Merchant discounts	(1,652)	(1,048)	(478)	(657)	(477)	(345)	(2,607)	(2,050)
% to Net Sales	(2.0)%	(1.4)%	(3.1)%	(3.0)%			(2.6)%	(2.1)%

Pre-opening expense	—	—	—	—	(288)	(197)	(288)	(197)
% to Net Sales	—	—	—	—			(0.3)%	(0.2)%

General & administrative expense	—	—	—	—	(6,399)	(6,382)	(6,399)	(6,382)
% to Net Sales	—	—	—	—			(6.4)%	(6.5)%

Other income (expense)	—	—	—	—	135	77	135	77
% to Net Sales	—	—	—	—			0.1%	0.1%

Earnings (loss) before interest and taxes	$(2,198)	$607	$1,440	$(782)	$(9,682)	$(10,181)	$(10,440)	$(10,356)

% to Net Sales	(2.6)%	0.8%	9.2%	(3.6)%			(10.5)%	(10.6)%

LESCO, INC.
SALES BY CUSTOMER SECTOR AND TRANSACTING SELLING LOCATIONS

	Three Months Ended March 31,
	2006				2005					% Change
	Service	Stores on			Service	Stores on				Service	Stores on
(Dollars in millions)	Centers	Wheels	Direct	Total	Centers	Wheels	Other	Direct	Total	Centers	Wheels	Other	Direct	Total
Lawn care	$69.7	$0.6	$15.1	$85.4	$62.7	$0.2	$0.9	$18.3	$82.1	11.2%	200.0%	(100.0)%	(17.5)%	4.0%
Golf	5.9	8.9	0.6	15.4	6.4	7.3	0.2	3.8	17.7	(7.8)	21.9	(100.0)	(84.2)	(13.0)

Gross sales	75.6	9.5	15.7	100.8	69.1	7.5	1.1	22.1	99.8	9.4	26.7	(100.0)	(29.0)	1.0

Net sales adjustments (a)	(0.3)	(0.6)	(0.1)	(1.0)	(1.1)	(0.5)	—	(0.1)	(1.7)	(72.7)	(20.0)	—	—	41.2

Net sales	$75.3	$8.9	$15.6	$99.8	$68.0	$7.0	$1.1	$22.0	$98.1	10.7%	27.1%	(100.0)%	29.1%	1.7%

(a)	Net sales adjustments include freight revenue reduced by agency sales, customer discounts, and rebates.

LESCO, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
GAAP TO NON-GAAP RECONCILIATION

	Three Months Ended March 31, 2006			Three Months Ended March 31, 2005
			Results			Results
			Including			Including
	GAAP	(a)	Adjustments	GAAP	(a)	Adjustments
(Dollars in thousands, except per share data)	Results	Adjustments	(Non-GAAP)	Results	Adjustments	(Non-GAAP)
Net sales	$99,837	$—	$99,837	$98,054	$—	$98,054
Cost of product (including distribution costs)	(75,906)	—	(75,906)	(74,702)	—	(74,702)

Gross profit on sales	23,931	—	23,931	23,352	—	23,352
Selling expense	(25,212)	—	(25,212)	(25,156)	—	(25,156)
General & administrative expense	(6,399)	—	(6,399)	(6,382)	—	(6,382)
Merchant discounts and provision
for doubtful accounts	(2,607)	—	(2,607)	(2,050)	—	(2,050)
Pre-opening expense	(288)	—	(288)	(197)	—	(197)
Other expense	—	—	—	(102)	—	(102)
Other income	135	—	135	179	—	179

Loss before interest and taxes	(10,440)	—	(10,440)	(10,356)	—	(10,356)
Interest expense, net	(175)	—	(175)	(317)	—	(317)

Loss before taxes	(10,615)	—	(10,615)	(10,673)	—	(10,673)
Income tax (provision) benefit:
Current		4,140	4,140	—	4,162	4,162
Deferred	4,261	—	4,261	3,540	—	3,540
Change in valuation allowance	(4,261)	—	(4,261)	(3,540)	—	(3,540)

	—	—	4,140	—	—	—

Net loss	$(10,615)	$4,140	$(6,475)	$(10,673)	$4,162	$(6,511)

Loss per common share:
Diluted	$(1.18)	$0.46	$(0.72)	$(1.21)	$0.47	$(0.74)

Basic	$(1.18)		$(0.72)	$(1.21)		$(0.74)

Average number of common shares and common share equivalents outstanding:
Diluted	9,007,235		9,007,235	8,818,121		8,818,121

Basic	9,007,235		9,007,235	8,818,121		8,818,121

(a)	On a generally accepted accounting principles (GAAP) basis, LESCO cannot recognize the benefit of establishing a deferred tax asset to be realized in a future period because of the required accounting treatment for its current tax position. Management believes that in order to present a meaningful comparison to historical Company results, a tax benefit should be reflected based on the operating loss recorded in the first quarter of 2006 and 2005. This assumes that LESCO will realize benefits in the future from its deferred tax assets. The adjusted results reflect a tax benefit calculated assuming a tax rate of 39%.